Metalico, Inc.

2010 Annual Stockholders Meeting
Minutes

The 2010 Annual Meeting of the Stockholders of Metalico, Inc. (the “Company”) was called to order at 9:30 a.m. on June 22, 2010 at the Embassy Suites Hotel-Pittsburgh International Airport in Coraopolis, Pennsylvania. A total of 39,345,295 shares of the Company’s common stock, representing approximately 84.72% of all issued and outstanding shares, was represented at the Meeting, constituting a quorum. Directors Carlos E. Agüero, Chairman, President, and Chief Executive Officer of the Company; Michael J. Drury, Executive Vice President of the Company; Bret R. Maxwell, Walter H. Barandiaran, Paul A. Garrett, and Sean P. Duffy attended. Also present were Eric W. Finlayson, Senior Vice President and Chief Financial Officer of the Company, Arnold S. Graber, Executive Vice President, General Counsel and Secretary of the Company, and David J. DelBianco, the Company’s Vice President of Business Development. Mr. Agüero presided as Chairman of the Meeting. Mr. Graber acted as Secretary of the Meeting.

Following the call to order, Mr. Agüero appointed Mr. Finlayson as Inspector of Elections for the Meeting. At the request of Mr. Agüero, Mr. Graber confirmed that proper notice of the Meeting had been delivered to the Stockholders. The following items establishing such notice have been filed with the Company’s corporate records:

•	A certified list of the holders of Common Stock of the Company as of the close of business on the Record Date of May 3, 2010, prepared by Corporate Stock Transfer, Inc., the Company’s Transfer Agent;

•	An Affidavit of Distribution of Jonathan Hoffman, Supervisor, Broadridge Financial Solutions, Inc., as to the mailing, commencing on May 12, 2010, of records relating to this Annual Meeting to all stockholders of record of common stock of the Company as of the close of business on the Record Date;

•	the Company’s Proxy Statement, dated May 12, 2010;

•	the Company’s Annual Report for the fiscal year ended December 31, 2009; and

•	a Proxy for all holders of record of common stock of the Company as of the close of business on the Record Date.

Mr. Finlayson confirmed that a quorum was present. A Report and Certification of Inspector of Election and Oath of Inspector of Election executed by representatives of Corporate Stock Transfer, Inc., the Company’s transfer agent and collector of proxies, has also been filed with the Company’s corporate records.

Mr. Agüero next introduced the Directors and Officers present at the Meeting.

The Chairman then reviewed the order of business for the Meeting, specifically:

1.	the election of six Directors to serve for the coming year and until their successors are elected, and

2.	the ratification of the selection by the Audit Committee of the Board of Directors of independent auditors for the fiscal year ending December 31, 2010,

all such matters having been described in the Company’s Proxy Statement dated May 12, 2010. Copies of the Agenda for the Meeting and the Rules of Procedure are attached to these minutes as Exhibit A hereto. The polls were then declared open.

At Mr. Agüero’s request, Mr. Graber then presented the two proposals.

Proposal Number One called for the election of the following nominees to serve on the Board of Directors of the Company:

Carlos E. Agüero
Michael J. Drury
Bret R. Maxwell
Walter H. Barandiaran
Paul A. Garrett
Sean P. Duffy

Proposal Number One was seconded by Stockholder David DelBianco of Wrightstown, Pennsylvania.

Proposal Number Two was to ratify the Audit Committee’s selection of J.H. Cohn, LLP as the Company’s independent audit firm for the fiscal year ending December 31, 2010. Proposal Number Two was seconded by Stockholder Jeff Bauer of Uniontown, Ohio.

Mr. Graber then recited the voting standards for approval of the proposals: for Proposal Number One, the election of Directors, the six persons receiving the greatest numbers of votes would be elected Directors of the Company, provided that each receives a majority vote of the outstanding shares of the Company’s stock represented at the Meeting and entitled to vote. Proposal Number Two would be adopted if approved by the affirmative vote of a majority of the shares of the Company’s stock represented and voting at the Meeting.

Mr. Agüero next explained the voting and proxy procedures applicable to the proposals. He then opened the Meeting for discussion of the proposals. There being none, he declared the polls closed.

While the results were being tabulated, Mr. Agüero delivered remarks to the Stockholders on behalf of the Company’s Board of Directors and Management. A copied of his prepared remarks is attached as Exhibit B to these minutes.

At the conclusion of his remarks, Mr. Agüero opened the Meeting again for general questions and comments. Hearing none, he asked Mr. Finlayson to report the tabulation of voting.

Mr. Finlayson reported these vote totals:

For Proposal Number One, the election of directors:

				BROKER
	FOR	AGAINST	ABSTAIN	NON-VOTES
Carlos E. Agüero	26,697,538	470,762	30,633	12,146,362
Michael J. Drury	26,705,882	462,447	30,604	12,146,362
Bret R. Maxwell	26,664,365	503,718	30,850	12,146,362
Walter H. Barandiaran	24,964,366	2,202,966	31,601	12,146,362
Paul A. Garrett	26,808,327	359,754	30,852	12,146,362
Sean P. Duffy	26,801,013	359,968	37,952	12,146,362

On the basis of this count, he said, a majority of the shares of stock present and entitled to vote voted for the election of each of the Company’s nominees as Directors of the Company.

For Proposal Number Two, the ratification of the appointment of J.H. Cohn, LLP, as the Company’s independent auditors for the fiscal year ending December 31, 2010:

FOR	38,731,925
AGAINST	496,232
ABSTAIN	117,138

On the basis of this count, he stated, the ratification received the affirmative vote of a majority of the shares of stock present and entitled to vote.

Mr. Agüero then declared that the nominees for Director had been duly elected and the appointment of J.H. Cohn, LLP as the Company’s independent audit firm had been ratified.

There being no other business before the Stockholders, Mr. Agüero then adjourned the Meeting.

/s/ Arnold S. Graber

ARNOLD S. GRABER
Secretary of the Meeting

EXHIBIT A

Metalico, Inc.

2010 Annual Meeting
Of Stockholders

Embassy Suites Hotel-Pittsburgh International Airport
Coraopolis, Pennsylvania
June 22, 2010 – 9:30 a.m.

Agenda

1.	Call to Order.

2.	Establishment of Notice and Quorum.

3.	Introductions of Directors, Officers, and Auditor.

4.	Statement of Order of Business.

5.	Opening of Polls.

6.	Introduction of Proposals; Nomination of Directors.

7.	Discussion of Proposals.

8.	Voting on Proposals.

9.	Management Remarks.

10.	Stockholder Questions and Comments.

11.	Report of Election Results.

12.	Adjournment.

Rules of Procedure

Welcome to the Annual Meeting of Stockholders of Metalico, Inc. During the Meeting, Management will report to you on the Company’s operations and votes will be taken on the items of business on the Agenda. In the interest of an orderly meeting, we ask you to observe the following rules:

1.	The Meeting will be conducted in a manner designed to accomplish the business of the Meeting in a prompt and orderly fashion and to be fair and equitable to all stockholders, but it will not be necessary to follow Roberts’ Rules of Order or any other manual of parliamentary procedure.

2.	The business of the Meeting will follow the order shown in the Agenda. You need not vote at this Meeting if you have already voted by proxy. However, if you wish to change your vote, or if you have not voted, you will be given the opportunity to request a ballot and to vote before the polls are closed.

3.	The proposals set forth in the Proxy Statement dated May 12, 2010 will be presented and discussed. Questions or comments with respect to the proposals, or which may be raised during the general stockholder question and comment period following the voting, should be limited to no more than three minutes.

4.	No one may address the Meeting until recognized by the Chairman.

5.	If you wish to speak please raise your hand so that you can be provided with a microphone. After the Chairman of the Meeting recognizes you, please stand, give your name and city of residence, and state whether you are a stockholder or hold the proxy of a stockholder.

NOTE: In order to speak at the Meeting, you must be either a stockholder of record as of May 3, 2010 or must be named in a proxy given by a stockholder of record as of May 3, 2010, and properly filed with the Secretary of the Company prior to the Meeting.

6.	Stockholders will be recognized on a rotation basis, and their questions or remarks must be relevant to the Meeting, pertinent to matters properly before the Meeting, and briefly stated within a time limit of three minutes. The Meeting is not to be used as a forum to present general economic, political, or other views that are not directly related to the matters properly before the Meeting. Once you have spoken on a subject, please give other stockholders the opportunity to speak before asking to be recognized for a second time.

7.	If you have questions that are not related to the Meeting or that are not of concern to the stockholders generally, one of the officers present will be available to discuss the matter with you after the Meeting or at some other mutually convenient time.

8.	The use of cameras, sound recording equipment, communication devices, or any other similar equipment is prohibited without the written permission of the Company.

EXHIBIT B

Management Remarks
By Carlos E. Agüero
Chairman, President, and Chief Executive Officer

The period from the middle of 2008 forward up to today has been a time of great challenges and change for Metalico, as it has been for our industry and the economy in general. We are now confronted with much uncertainty and greater volatility in commodity markets as to price movements, scrap supply flow, and sources and demand for product from consumers.

We are confronting this new economic climate with focus and resolve, not only to endure but to prosper and grow.

Metalico reaffirms its operating strategy to focus on margin improvement, limiting or reducing risk, and strengthening the balance sheet to weather the ups and downs of the industry.

Growth through large acquisitions is not as realistic now as it once was since it would require increasing our leverage, issuing stock at unfavorable prices, and accepting valuations expected by sellers that are out of line with the current realities of expensive capital and the uncertain future operating performance of prospects. So alternatively, we plan to grow by seeking to open more feeder yards near our existing platform facilities and processing incremental scrap volume through our plants.

In addition, we will look to make small to mid-sized acquisitions that become available on favorable economic terms and that fit the criteria of providing operating synergy and being in proximity to our other locations and to scrap metal consumers.

We continuously look for opportunities to benefit from cross-selling metal to our own internal consumers. To that end we recently created a new management position to direct Non-Ferrous Sourcing and Marketing and hired an experienced scrap person, Steve Alberico, to coordinate, oversee and implement the Corporate strategy of maximizing sourcing and the marketing of our non-ferrous metal units. That also means maximizing our intercompany buy/sell opportunities designed to benefit the consolidated bottom line of Metalico.

Last year, Metalico created a similar position for ferrous metals by promoting Dan Caumo from the Pittsburgh operations to head up, coordinate, and market ferrous scrap.

As time goes on, I believe that having Dan and Steve focused on selling scrap will free up more time for all our people to concentrate more on sourcing and buying, driving increased scrap inflows everywhere. Doing reciprocal business with other recyclers has been a mainstay of the industry for a long time, but it has become more important now that scrap flows everywhere are below recent historical norms. We are trying to work more closely with other companies in the industry to increase sources of scrap that our in-house consumers need to fill their production capacities and, in turn, reciprocate by selling them scrap units that fit their needs. This type of dealer-to-dealer business is important to cultivate further since it normally is a win/win relationship and improves plant utilization and profits.

Normally in our conference calls and presentations, you hear a lot of information about ferrous and non-ferrous but not much about some of the other operations, so let me offer some highlights of that part of the Company:

1. Hypercat Coating LLC, located in West Chester, Pennsylvania, has experienced significant growth since we acquired it in 2007 in the Totalcat transaction. The Company provides catalyst design and performance testing as part of its comprehensive system of coating new automobile and stationery catalyst products. Hypercat has been growing at about 50% annually and is expected to generate 2010 revenue in excess of $10 million, producing a respectable operating profit. The company is constantly testing and developing new catalyst products. Currently we are working on a certification to provide aftermarket product to a large OEM.

2. Our Rochester-based waste transfer station performed well throughout the year, not only with steadily increasing volumes of material, but also by recovering a growing amount of scrap metal and other recyclable materials. Keeping with our objective of sustainability in 2009, the transfer station recycled 25% of its total tonnage received. As a result, about 12,000 tons that would have ended up in landfills were recycled. The facility handles about 300 tons per day with room to increase to 500 tons as the economy recovers.

3. Tranzact Corporation, our niche recycler of molybdenum, tungsten and tantalum, performed well in 2009 and so far is on track for a record sales and profit year based on the recovery of molybdenum prices. Tranzact is positioned to continue to improve as the manufacturing sector of the economy recovers. With just seven employees, the company posts the highest revenue and profitability per employee of any Metalico operation.

4. Our aluminum deox plant in Syracuse, New York continued to capture market share and build on its reputation for quality and prompt deliveries of finished product. We produced more than 18 million pounds of deox cones and aluminum shot in 2009, and 90% of that production was in the second half of the year. A quarter of our aluminum raw material was sourced internally from our own scrap yards. We expect to surpass the 2009 volumes and add other aluminum products and customers to diversify from the deox markets. Following in the footsteps of other Metalico platforms, MARI has plans to open one or two feeder yards nearby to augment the scrap inflow and source cheaper metal units.

Looking ahead, we believe that, despite the cyclical and volatile nature of commodity metals and scrap recycling, we represent an important part of the American economy that provides necessary raw materials for industry and is also a steady contributor to export revenue for the United States.

Manufacturing and production will recover somewhat over time and we may even see the return of industries that had ventured overseas but may find it advantageous to fabricate and manufacture on North American soil once again.

As the economy stabilizes and improves, our business will likely also benefit and take advantage of the momentum.

In the meantime, we will endeavor to grow internally, limit our commodity risk, improve the balance sheet, and – market conditions permitting – protect and enhance value for all of our shareholders.

Our mission is to increase our presence and market penetration in the existing and surrounding geographies where we operate. By striving to maintain a leading role in these markets, we are building a Northeast-based superregional recycling enterprise with long-term sustainability and capable of competing effectively and flourishing. With the dedication of employees and management and continued support from our shareholders, these goals can be attainable.